Exhibit 99(k)(3)

COMPLIANCE ADMINISTRATION AGREEMENT

     THIS AGREEMENT is made as of October 1, 2004 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or the “Compliance Administrator”) and TAIWAN GREATER CHINA FUND (the “Fund”).

     WHEREAS, the Fund has requested that BBH&Co. provide various compliance administration services to the Fund for the purpose of assisting the Fund in its compliance program required by Rule 38a-1 of the Investment Company Act of 1940 (“Rule 38a-1”) and BBH&Co. is willing to provide such services to the Fund.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

     1.      Appointment of Compliance Administrator. The Fund hereby employs and appoints BBH&Co as its Compliance Administrator to act on the terms set forth in this Agreement, and the Compliance Administrator accepts such appointment.

     2.      Delivery of Documents. The Fund shall deliver all of its written policies and procedures including, but not limited to, those approved by the Fund’s Board of Directors/Trustees and those of its investment adviser, principal underwriter and transfer agent (the Fund’s “service providers”), together with any periodic updates thereto, to the Compliance Administrator. The Fund shall deliver such other documents as may from time to time be requested by the Compliance Administrator in the performance of its duties under this Agreement.

     3.      Description of Services. The Compliance Administrator shall perform the services set forth on Exhibit A hereto (the “Services”), which Services shall be separate and distinct from the services provided by BBH&Co. pursuant to the Administrative and Fund Accounting Agency Agreement dated as of October 1, 2004 by and between the Fund and BBH&Co (the “Administrative Agreement”).

     4.      Expenses and Compensation. The Fund agrees to pay the Compliance Administrator for its services rendered and facilities furnished pursuant to this Agreement in accordance with the fee schedule attached hereto as Appendix A, as such fee schedule may be revised in writing from time to time by the Fund and the Compliance Administrator. In addition to such fee, the Compliance Administrator shall bill the Fund separately for any out-of-pocket disbursements of the Compliance Administrator in accordance with the schedule attached hereto as Appendix A, as such schedule may be revised in writing from time to time by the Fund and the Compliance Administrator. The foregoing fees and disbursements shall be billed to the Fund by the Compliance Administrator and shall be paid promptly by wire transfer or other appropriate means to the Compliance Administrator.

     5.      Standard of Care. The Compliance Administrator shall be responsible for exercising commercially reasonable care in fulfilling its duties hereunder, provided that the Compliance Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction. In the event that a Fund, in its reasonable opinion, determines that the Compliance Administrator has failed to provide such standard of Services, the Fund shall provide timely notice to the Compliance Administrator of such determination, and the Compliance Administrator’s responsibility and liability therefor shall be limited solely to re-performance of the Services.

     Without limiting the foregoing, the Compliance Administrator shalt not be held accountable or liable to the Fund, any shareholder or former shareholder thereof, or any other person if the Compliance Administrator is unable to perform its responsibilities under this Agreement in accordance with the standards set forth herein as a result of (i) the Compliance Administrator’s failure to receive timely and suitable notification or information concerning the Fund’s policies and procedures and activities thereunder or those of its service providers or (ii) any errors in the Services based upon or arising out of information received by the Compliance Administrator either (a) from a source which the Compliance Administrator was authorized pursuant to Exhibit B hereto to rely upon, (b) from a source which in the Compliance Administrator’s reasonable judgment was as reliable a source for such information as the sources authorized pursuant to Exhibit B, or (iii) relevant information known to the Fund which would impact the Services but which is not communicated by the Fund or a service provider to the Compliance Administrator. The Fund hereby acknowledges and agrees that the Compliance Administrator shall not guarantee and make no warranties whatsoever, with respect to the sources referenced above and to the accuracy or completeness of their information.

     6.      Limitation of Liability.

            (a)      Notwithstanding anything in this Agreement to the contrary and without prejudice to the provisions set forth in Paragraph 5, (i) in no event shall the aggregate liability (“Aggregate Liability”) of the Compliance Administrator during each calendar year throughout the term of this Agreement exceed the total fees paid by the Fund to the Compliance Administrator during such calendar year, and (ii) the Compliance Administrator and the Fund agree that any amount which the Compliance Administrator may agree to pay in response to a claim by the Fund for recovery of losses, costs, damages or expenses resulting from. the Compliance Administrator’s provision of the Services herein described (a “Payment”), shall be applied to the calculation of the Aggregate Liability whether or not the Compliance Administrator acknowledges liability therefor under Sections 5 or 6 hereof.

            (b)      The Compliance Administrator shall not be held liable for any service provider to the Fund or any event beyond its reasonable control, and in no event shall the Compliance Administrator be responsible for any consequential or indirect damages, loss of profits, damage to reputation or business or any other special damages arising under or by reason of any provision of this Agreement or for any act or omission hereunder.

            (c)      In no event shall the Compliance Administrator be responsible for providing investment management services or advice or legal advice under this Agreement, nor shall the Compliance Administrator be liable for the investment management services and advice received by a Fund from its investment adviser or the legal advice received by the Fund from its counsel or other legal counsel.

            (d)      The Compliance Administrator shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers. The Compliance Administrator shall also incur no liability under this Agreement if the Compliance Administrator or any agent or entity utilized by the Compliance Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control.

            (e)      The Compliance Administrator shall in no event be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction. The Fund hereby agrees to indemnify the Compliance Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith, reckless disregard or negligence of the Compliance Administrator in the performance of such obligations and duties.

            (f)      The Fund shall review the Services performed by the Compliance Administrator under this Agreement promptly and periodically and shall notify the Compliance Administrator of any improper performance, discrepancy or error therein. Unless the Fund provides notice of any such discrepancy or error within a reasonable time after such Services are performed, the Services shall be deemed to have met the duties and standards set forth herein.

            (g)      Without limiting the generality of any of the foregoing provisions, in no event shall the Compliance Administrator be liable for any taxes, penalties, fines, costs, charges or fees imposed on the Fund in connection with the services hereunder.

     7.      Reliance by the Compliance Administrator on Opinions of Counsel, Certified Public Accountants and the Fund’s Treasurer and Chief Compliance Officer.

            (a)      The Compliance Administrator may consult with its counsel, subject to the expense provisions of Section 4, the Fund’s counsel or the counsel to the Directors/Trustees who are not interested persons of the Fund (“Independent Trustee Counsel”) in any case where so doing appears to the Compliance Administrator to be necessary or desirable. The Compliance Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel, a Fund’s counsel or Independent Trustee Counsel.

            (b)      The Compliance Administrator may consult with a certified public accountant or the Fund’s Chief Financial Officer in any case where so doing appears to the Compliance Administrator to be necessary or desirable. The Compliance Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such certified public accountant or of the Fund’s Chief Financial Officer.

            (c)      The Compliance Administrator may and will consult with the Fund’s Chief Compliance Officer in any case where so doing appears to the Compliance Administrator to be necessary or desirable. The Compliance Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of a Fund’s Chief Compliance Officer.

     8.      Use of Compliance Administrator’s Work/Records. Reports, recommendations, specifications, drawings, technical data, sketches, and any information prepared or furnished by the Compliance Administrator to the Fund shall be the property of the Fund and may be used by the Fund as the Fund deems appropriate. Without limiting the foregoing, the Fund reserves the right to have its auditors and/or legal advisors review the Compliance Administrator’s work and the Compliance Administrator hereby agrees to cooperate with such auditors and legal advisors in such review. In no event shall the Compliance Administrator be responsible for maintaining or preserving any records of the Fund pursuant to Section 31 and Rules 31a-1 and 31a-2 of the Investment Company Act of 1940 unless otherwise agreed in writing by both parties to this Agreement or in the Administrative Agreement.

     9.      Confidential and Proprietary Information.

            (a)      Subject to Section 8, confidential or proprietary information, which is disclosed by either party to the other for the purpose of performing the Services under this Agreement and which is clearly identified by the disclosing party as confidential or proprietary shall be protected by the receiving party in the same manner and with the same degree of care that the receiving party uses to protect its own confidential or proprietary information. However, neither party shall be required to keep confidential any information which is or becomes publicly available, is already in that party’s possession at the time of disclosure by the other party, is independently developed by that party outside of the scope of this Agreement, or is rightfully obtained from third parties.

            (b)      This Section 9 shall survive the termination of this Agreement.

    10.      Independent Contractor, Subcontracting. The Compliance Administrator and the Fund intend that an independent contractor relationship be created by this Agreement, and nothing herein shall be construed as creating an employer/employee relationship, partnership, joint venture, or other business group or concerted action. The Compliance Administrator at no time shall hold itself out as an agent, subsidiary or affiliate of the Fund for any purpose, including reporting to any governmental authority, and shall have no authority to bind the Fund to any obligation. The Compliance Administrator shall not enter into a subcontract agreement without the Fund’s prior consent.

    11.      Nonsolicitation. The Fund and the Compliance Administrator agree not to solicit for hire the employees of the other during the term of this Agreement, or for a period of six (6) months after the termination of this Agreement.

    12.      Termination of Agreement.

            (a)      This Agreement shall continue in full force and effect until terminated by the Compliance Administrator or the Fund by an instrument in writing delivered to the other party, such termination to take effect not sooner than ninety (90) calendar days after the date of such delivery by the Compliance Administrator or thirty (30) calendar days after the date of such delivery by the Fund. Notwithstanding the foregoing provision, either party may terminate this Agreement for cause, which termination shall be effective upon receipt of written notice by the non-terminating party. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund. The Compliance Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

     Notwithstanding anything in the foregoing provisions of this clause, if it appears impracticable in the circumstances to effect an orderly delivery of the necessary and appropriate records of the Compliance Administrator to a successor within the time specified in the notice of termination as aforesaid, the Compliance Administrator and the Fund agree that this Agreement shall remain in full force and effect for such reasonable period as may be required to complete necessary arrangements with a successor.

            (b)      This Section 12 shall survive any termination of this Agreement, whether for cause or not for cause.

    13.      Integration; Amendment; Severability; and Headings.

            (a)      This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

            (b)      In connection with the operation of this Agreement, the Fund and the Compliance Administrator may agree in writing from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.

            (c)      In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

            (d)      The section headings and the use of defined terms in the singular or plural tenses in this Agreement are for the convenience of the parties and in no way alter, amend, limit or restrict the contractual obligations of the parties set forth in this Agreement.

    14.      GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY THE LAWS OF, THE STATE OF NEW YORK, WITHOUT G[VING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN.

    15.      Notices. Notices and other writings delivered to the Fund at:

Taiwan Greater China Fund
Room 1001, 10th Floor
205 DunHua N. Road
Taipei, Taiwan, Republic of China
Attention: Steven R. Champion, President
Telephone: 886 (2) 2715 2988
Facsimile: 886 (2) 2715 3166

with a copy to:

Bingham McCutchen LLP
150 Federal Street
Boston, Massachusetts 02110
Attention: Roger P. Joseph
Telephone: (617) 951-8247
Facsimile: (617) 951-8736

or to such other address as the Fund may have designated to the Compliance Administrator in writing, or to the Compliance Administrator at 50 Milk Skeet, Boston, MA 02109, Attention: Fund Administration Dept. Head, or to such other address as the Compliance Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

    16.      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Fund and the Compliance Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party.

    17.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to constitute only one instrument. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.

    18.      Exclusivity. The Services furnished by the Compliance Administrator hereunder are not to be deemed exclusive, and the Compliance Administrator shall be free to furnish similar services to others.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

BROWN BROTHERS HARRIMAN & CO.		TAIWAN GREATER CHINA FUND

By:	/s/ Timothy J. Connelly	By:	s/ Steven R. Champion
	Name: Timothy J. Connelly		Name: Steven R. Champion
	Title: President		Title: President

“Taiwan Greater China Fund” means and refers to the Trustees from time to time serving under the Amended and Restated Declaration of Trust of the Trust dated July 15, 1988, as amended, a copy of which is on file with the Secretary of The Commonwealth of Massachusetts. The execution of this contract has been authorized by the Trustees of the Trust, this contract has been executed on behalf of the Trust by an authorized officer or agent of the Trust acting as such and not individually, and neither such authorization by such Trustees nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Amended and Restated Declaration of Trust.

EXHIBIT A

Description of Services

     The Compliance Administrator shall perform the following Services to assist the Fund in administering its compliance program as required by Rule 38a-1:

  Assist in the review of the Fund’s current compliance program in light of the requirements of Rule 38a-1
  Assist the Fund at the Fund’s request, in monitoring and developing compliance procedures for the Fund which will include, among other matters, procedures to assist the Advisor in monitoring compliance with the Fund’s investment objectives, policies and restrictions, tax matters and applicable laws and regulations, and performing certain monthly compliance tests, each to the extent relevant information is available to the Compliance Administrator
  Recommend written policies and procedures required by Rule 38a-1
  Periodically assess the Fund’s compliance program in light of regulatory and/or known industry changes and recommend changes as appropriate
  Provide periodic testing and monitoring of such policies and procedures as may be agreed upon by the parties, separate from monitoring services to be provided by the Compliance Administrator pursuant to the Administrative Agreement
  Periodic Board reporting assistance as agreed upon by the parties
  Assist in the review of compliance policies of other parties that the Fund is required to review pursuant to Rule 38a-l
  Provide an analysis of the Administrator’s own compliance policies
  Assistance with the annual review and reporting requirements of Rule 38a-1 as agreed upon by the parties

Exhibit A-1

EXHIBIT B

Authorized Information Sources

Of the Fund:

1.      Steven R. Champion

2.      Cheryl Chang

Of the Transfer Agent:

1.      Paul Alfano

Exhibit B-1